Exhibit 10.2

Lease Agreement

Lessor:	Ko, Tsai

Lessee:	Longbau Management Consultants Limited

This Agreement is made and entered into by and between both parties through consultation in accordance with the Contract Law of the Republic of China and other relevant laws and regulations.

Article I	Name, Location and use of the Premises:

The Premises, located in 9F., No.372, Bo’ai 1st Rd., Sanmin Dist., Kaohsiung City 807, Taiwan (R.O.C.), shall be occupied and used 25 square feet for office work.

Article II	Lease Term:

The period commences on the day of Jul 21, 2015, and thereafter until the day of Jul 21, 2018. After the expiration of this Agreement, the lessee retains its priority to renew this lease under the same conditions.

Article III	Rent and Facilities of the Premises:

1. The rent shall be calculated by numbers of the Premises and is NTD36,250 per month.

2. The rent shall be paid month. The Lessee shall pay the rent 10 days in advance of every month. The Premises shall be used after the rent is paid off.

3. The facilities of the Premises include a air conditioner.

Article IV	Security Deposit

1. In order to protect the lawful rights and interests of contract parties and to safeguard the reputation of the market, the Lessee shall pay to the Lessor security deposit, in the amount of NTD 72,500, when signing this Agreement. The said security deposit may be used to assume compensation, liability for breach of this Agreement and unpaid utilities fees. The deposit shall not bear any interest.

2. In the case of any of the following circumstances, and the Lessee refuses to follow arrangements, accept penalty, settle disputes by mediation, or held liability, the Lessor is entitled to deduct the corresponding expenses from the security deposit. In case the security deposit is inadequate to cover such items, the Lessee shall pay the insufficiency within three days. Otherwise the Lessee shall be liable to the Lessor for breach of this Agreement.

(1) The Lessee violates any provision of any law or administrative regulation of Administration of Industry and Commerce, Administration of Taxation, Price Control Administration, Administration of Quality and Technology Supervision, Bureau of Labor and Social Security, Bureau of Health, Security Department, Fire Department, Administration of Special Trades and other relevant administrations;

(2) The Lessee partly or totally transfer, sublet, lend, exchange the said premises without permission from the Lessor;

(3) The relevant procedure is not carried out within the time limits prescribed by the Lessor;

(4) Any other conduct which violates the regulations of the market management.

3. The Lessor shall return full amount of the security deposit to the Lessee within ten days after termination and expiration of this Agreement if the Premises and the facilities could pass the acceptance inspection.

Article V	Rights and Obligations of the Lessor

1. The Lessor may manage, monitor and examine the non-operating activities of the Lessee. In case the Lessee violates the relevant regulations, the Lessor is entitled to suspend its business for rectification, collect liquidated damages and terminate this Agreement. In case the Lessee violates the laws, the Lessor shall cooperate with the government to handle the affairs.

2. The Lessor shall provide supporting facilities and services during business hours, which the Lessee shall pay for.

Lessor: Ko, Tsai	Lessee: Longbau Management Consultants Limited
Tel: 07-3139968	Tel: 04-22032383